UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GENON ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720

FOR IMMEDIATE RELEASE

GenOn Reports 2nd Quarter 2012 Results

HOUSTON, TX — August 9, 2012 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $72 million for the second quarter of 2012 compared to $104 million for the same period of 2011.  The adjusted net loss was $107 million for the second quarter of 2012 compared to the adjusted net loss of $82 million for the same period last year.  GenOn reported a net loss of $228 million for the second quarter of 2012 compared to a net loss of $138 million for the same period of 2011.

Second Quarter 2012 versus Second Quarter 2011

Net Loss to Adjusted Net Loss and Adjusted EBITDA

	Quarter Ended	Quarter Ended
(in millions)	June 30, 2012	June 30, 2011

Net Loss	$(228)	$(138)
Unrealized losses	142	18
Mirant/RRI merger-related costs	2	14
Costs to deactivate generating facilities	3	—
Major litigation costs, net of recoveries	2	7
Lower of cost or market inventory adjustments, net	3	(4)
Large scale remediation and settlement costs	(3)	30
Reversal of Potomac River settlement obligation	(31)	—
Gain on early extinguishment of debt	—	(1)
Reversal of Montgomery County carbon levy assessment	—	(8)
Other, net	3	—
Adjusted Net Loss	$(107)	$(82)

Provision for income taxes	4	—
Interest expense, net	85	96
Depreciation and amortization	90	90
Adjusted EBITDA	$72	$104

Adjusted EBITDA was $72 million for the second quarter of 2012 compared to $104 million for the same period of 2011.  The decline primarily resulted from a reduction in energy gross margin because of lower prices and reduced generation volumes as well as lower contracted and capacity revenues in Eastern PJM and Western PJM/MISO.  The decline was partially offset by increased realized value of hedges and lower adjusted operating and other expenses, primarily from lower project, outage and maintenance expenses.

The adjusted net loss was $107 million for the second quarter of 2012 compared to the adjusted net loss of $82 million for the same period of 2011.  The increase in adjusted net loss was primarily related to the same items that affected adjusted EBITDA, partially offset by lower interest expense.

GenOn’s net loss was $228 million for the second quarter of 2012 compared to the net loss of $138 million for the same period of 2011.  The increase in net loss was primarily a result of increased unrealized losses and the same items that affected adjusted net loss.  These were partially offset by a reduction in large scale remediation and settlement costs, the reversal of the Potomac River settlement obligation and a decrease in Mirant/RRI merger-related costs.

Net cash used in operating activities was $39 million for the second quarter of 2012 compared to net cash used in operating activities of $203 million for the same period of 2011.

Six Months 2012 versus Six Months 2011

Net Loss to Adjusted Net Loss and Adjusted EBITDA

	Six Months Ended	Six Months Ended
(in millions)	June 30, 2012	June 30, 2011

Net Loss	$(260)	$(249)
Unrealized losses	42	97
Mirant/RRI merger-related costs	4	37
Costs to deactivate generating facilities	38	—
Major litigation costs, net of recoveries	4	7
Lower of cost or market inventory adjustments, net	44	(12)
Advance settlement of out-of-market contract obligation	(20)	—
Large scale remediation and settlement costs	(3)	30
Reversal of Potomac River settlement obligation	(31)	—
Reversal of Montgomery County carbon levy assessment	—	(8)
Loss on early extinguishment of debt	—	23
Other, net	(1)	—
Adjusted Net Loss	$(183)	$(75)

Provision for income taxes	4	3
Interest expense, net	174	205
Depreciation and amortization	178	176
Adjusted EBITDA	$173	$309

Adjusted EBITDA was $173 million for the six months ended June 30, 2012 compared to $309 million for the same period in 2011.  The decline primarily resulted from a reduction in energy gross margin because of lower prices and reduced generation volumes as well as lower contracted and capacity revenues in Eastern PJM and Western PJM/MISO.  These items were partially offset by increased realized value of hedges and an improvement in adjusted operating and other expenses, primarily related to lower project, outage and maintenance expenses and Mirant/RRI merger cost savings.

The adjusted net loss was $183 million for the six months ended June 30, 2012 compared to the adjusted net loss of $75 million for the same period in 2011.  The decline was related to the same items that affected adjusted EBITDA, partially offset by lower interest expense.

GenOn’s net loss was $260 million for the six months ended June 30, 2012 compared to the net loss of $249 million for the same period in 2011.  The decline was primarily related to the same items that affected adjusted EBITDA in addition to the items listed in the table above.

Net cash provided by operating activities was $28 million for the six months ended June 30, 2012 compared to $15 million for the same period in 2011.

Liquidity

Total cash and cash equivalents at June 30, 2012 was $1.7 billion.  When taken together with availability under existing credit facilities, GenOn’s total available liquidity at June 30, 2012 was $2.2 billion.

Total debt on June 30, 2012 was $4.3 billion.

Common Stock

On June 30, 2012, GenOn had 772,898,703 common shares outstanding.

NRG/GEN Merger

GenOn continues to expect to complete its merger with NRG Energy, Inc. by the first quarter of 2013.

Guidance

Due to the pending merger with NRG Energy, Inc., GenOn is suspending EBITDA guidance.

Conference Call

GenOn Energy will host its second quarter 2012 earnings conference call beginning at 9:00 a.m. Eastern Time on Thursday, August 9, 2012.  The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section.  A replay of the call can be accessed approximately two hours after the call’s completion.

About GenOn Energy, Inc.

GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 22,700 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its web site at www.genon.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein.  This press release is available in the Investor Relations section of our web site at www.genon.com.  To the extent required, we have included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Current Report on Form 8-K furnished to the Securities and Exchange Commission (“SEC”) with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis but could be material to future reported earnings and cash flow.

Forward Looking Statements

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology.  Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, our and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain stockholder, antitrust, regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in GenOn’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond GenOn’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and GenOn undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning GenOn, the proposed transaction, the combined company or other matters and attributable to GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The proposed business combination transaction between NRG and GenOn will be submitted to the respective stockholders of NRG and GenOn for their consideration.  NRG will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of NRG and GenOn that also constitutes a prospectus of NRG.  NRG and GenOn will mail the joint proxy statement/prospectus to their respective stockholders.  NRG and GenOn also plan to file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any prospectus, proxy statement or any other document which NRG or GenOn may file with the SEC in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about NRG and GenOn, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  NRG and GenOn make available free of charge at

www.nrgenergy.com and www.genon.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction.  Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012.  Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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